Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (“Agreement”) is entered into as of June 18, 2009, by and between Bob Evans Farms, Inc., a Delaware corporation (the “Company”), and Steven A. Davis (the “Executive”).
     WHEREAS, the Company and the Executive previously entered into an employment agreement effective May 1, 2006, as amended effective December 24, 2008 (the “Prior Agreement”);
     WHEREAS, the Company believes it to be in its best interest to provide for continuity of management and to provide protection for its valuable trade secrets and confidential information;
     WHEREAS, the Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”) have determined that it is in the best interests of the Company to continue securing the services and employment of the Executive, and the Executive is willing to continue rendering such services on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the Company and the Executive hereby agree to amend and restate the Prior Agreement as follows:
     1. Employment. During the Term, (a) the Company agrees to employ the Executive and the Executive hereby accepts employment with the Company as the Company’s Chief Executive Officer upon the terms and conditions hereinafter set forth, and (b) the Board agrees to continue to nominate the Executive for election as a member of the Board and to recommend that the Company’s stockholders elect the Executive as a member of the Board at each meeting of the Company’s stockholders.
     2. Exclusive Services. During the Term, the Executive agrees (a) to serve as the Company’s Chief Executive Officer and to perform the services customarily performed by persons in similar executive capacities, (b) to discharge any other duties and responsibilities that the Board assigns, (c) if elected, to serve as an officer and/or director of any direct or indirect subsidiary of the Company, (d) to primarily perform his duties hereunder at the Company’s principal business offices, as such may be located from time to time, unless otherwise agreed in writing between the Board and the Executive, (e) except for periods of absence because of illness, vacations of reasonable duration and any leaves of absence approved by the Board to (i) devote his full attention and energies to promoting the Company’s business, (ii) fulfill the obligations described in this Agreement and (iii) exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties, and (f) in addition to the obligations described in Section 10, not to engage in any other business activity, whether or not for gain, profit or other pecuniary advantage, that does not involve promoting the Company’s business. However, the Executive may serve as a director of entities that are not related to the Company if that service (a) does not violate any term or condition of this Agreement, (b) does not injure the Company or any entity related to the Company, (c) is not prohibited by law or by rules adopted by the Company, and (d) is approved in advance by the Board.

     The restrictions described in this section will not be construed to prevent the Executive from (a) investing his personal assets in (i) businesses that do not compete or do business with the Company and do not require the Executive to perform any services connected with the operation or affairs of the businesses in which the investment is made or (ii) stocks or corporate securities described in Section 10 but subject to the limits described in that section, or (b) participating in, or serving as a trustee or director of, civic and charitable organizations or activities, but only if this activity does not interfere with the performance of his duties under this Agreement.
     3. Duties. The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity. The Executive shall report to the Board.
     4. Term. Subject to earlier termination as hereinafter provided, this Agreement is effective as of May 1, 2009 (the “Effective Date” and shall have a term of five (5) years commencing as of the Effective Date (the “Term”). The Term may be extended or renewed only by written agreement signed by the Executive and an expressly authorized representative of the Board.
     5. Compensation.
          a. As compensation for his services rendered under this Agreement, the Executive shall be entitled to receive the following in addition to any discretionary awards that the Compensation Committee determines in its sole discretion from time to time:
               i. Base Salary. The Executive shall be paid an initial base salary of $770,000.00 for the first fiscal year of the Term. Thereafter, the base salary shall be determined by the Compensation Committee in its sole discretion on an annual basis (“Base Salary”) during the Term of this Agreement, payable in 26 equal bi-weekly installments or, if different, the Company’s regular payroll schedule, prorated for any partial employment month.
               ii. Annual Cash Bonus. The Executive shall be eligible for an annual cash bonus (“Bonus”) as may be determined and authorized in the sole discretion of the Compensation Committee based upon reasonable performance goals that the Compensation Committee establishes in good faith. Some or all of the Bonus may, in the sole discretion of the Compensation Committee, be subject to performance goals designed to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor rule or regulation. The Executive’s target Bonus opportunity shall be determined by the Compensation Committee in its sole discretion on an annual basis, except that the Executive’s target Bonus opportunity for any given year during the Term will not be less than 100% of his Base Salary unless the parties mutually agree to reduce the percentage as part of a negotiated restructuring of the Executive’s compensation.
               iii. Performance Incentive Plan. As may be determined and authorized from time to time in the sole discretion of the Compensation Committee, and subject to the terms and conditions of any equity compensation plans and award agreements governing the grant of equity awards, the Executive shall be eligible to participate in the Company’s

Performance Incentive Plan or successor program (the “PIP”), with a targeted equity award (“TEA”) based upon a percentage of the Executive’s Base Salary. Per the terms of the PIP, after the end of each fiscal year, the Compensation Committee shall make an equity grant to the Executive, the value of which will be based on the Executive’s TEA. Any equity grants made pursuant to the PIP shall be dependent upon the achievement of performance goals, and the vesting and other terms and conditions of such equity grants shall be determined by the Compensation Committee in its sole discretion.
               iv. Long-Term Performance-Based Incentive Award. The Executive shall be entitled to receive a special long-term performance-based incentive award (the “Long-Term Performance-Based Incentive Award”) for the five-year performance period beginning on April 25, 2009 and ending on April 25, 2014 (the “Five-Year Performance Period”). The Long-Term Performance-Based Incentive Award shall be comprised of five individual grants of performance shares at the beginning of each fiscal year during the Five-Year Performance Period, the vesting of which will be based upon the attainment of both annual performance objectives as well as overall performance objectives for the Five-Year Performance Period. The terms and conditions of the Long-Term Performance-Based Incentive Award and the individual grants of performance shares comprising the Long-Term Performance-Based Incentive Award shall be substantially similar to the terms and conditions set forth in Appendices A (the CEO Long-Term Performance-Based Incentive Award Program — Conditions for the Five-Year Performance Period) and B (the CEO Long-Term Performance-Based Incentive Award Program — Fiscal Year Performance Share Award Agreement) hereto. The Company’s obligation to provide this Long-Term Performance-Based Incentive Award shall not extend to any renewal or amendment of this Agreement, unless expressly provided in such renewal or amendment.
     6. Benefits. In addition to the compensation to be paid to the Executive pursuant to Section 5 hereof, the Executive shall be entitled to receive the following benefits, subject to the Company continuing to sponsor and maintain such benefits for its senior executive officers and subject to any modification or amendment to the plans or policies governing such benefits:
          a. Participation in Employee Plans. In addition to the plans described in this Agreement, the Executive shall be entitled to participate in any health, disability, or grouplife insurance plan; any pension, retirement, or profit sharing plan; any executive bonus plan; and any other perquisites and fringe benefits, in which the Executive is eligible to participate and which may be extended from time to time to the Company’s senior executive officers.
          b. Non-Qualified Deferred Compensation Plans. In accordance with the terms contained therein, the Executive shall be eligible to participate in the Company’s Supplemental Executive Retirement Plan and the Company’s Executive Deferral Program.
          c. Vacation. The Executive shall be entitled to a minimum of four weeks vacation with full salary and benefits each fiscal year. Under current Company policy (which may be changed at the discretion of the Company) no cash or other payment will be due, however, for unused vacation and vacation may not be carried over from any fiscal year to the next. Upon any termination of the Executive’s employment, earned and unused vacation accrued in the fiscal year in which the termination occurs will be paid in accordance with the Company’s policy then in effect.
          d. Automobile. The Company shall provide the Executive with the use of an automobile or a monthly allowance in accordance with the Company’s automobile policy for officers, as approved by the Compensation Committee. If a monthly allowance is provided pursuant to this Section 6(d), such allowance shall be paid to the Executive in substantially equal bi-weekly installments or, if different, the Company’s regular payroll schedule, which will be not less than monthly installments.
     7. Reimbursement of Expenses.
          a. Business Expense Reimbursements. Subject to such rules and procedures as from time to time are specified by the Company and in accordance with the Company’s expense reimbursement policy (which may be changed at the discretion of the Company), the Company shall reimburse the Executive for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.
          b. Attorneys’ Fees. The Company agrees to pay directly to the Executive’s counsel or to reimburse the Executive for his legal fees incurred in connection with the negotiation and documentation of this Agreement, any additional amendments to this Agreement and any renewal or extension of this Agreement; subject to the approval of the Compensation Committee, whose approval shall not be unreasonably withheld. Any payment or reimbursement under this Section 7(b) shall be made no later than the 15th day of the third month following the later of (i) the end of the Executive’s taxable year during which the applicable fees are incurred or (ii) the end of the Company’s taxable year during which the applicable fees are incurred.
     8. Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. Both during the Term of this Agreement and thereafter, the Executive covenants and agrees as follows:
          a. He shall use his best efforts and exercise reasonable diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company, including but not limited to financial information, the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes and specifications relating to its customers, suppliers, products and services;
          b. He shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment with the Company or by law; and
          c. He shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

     All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, in whatever form, format or medium, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Board, or, at the option of the Company, he may destroy all such material and certify such destruction in writing to the Company within ten (10) days following the termination of his employment or such request by the Company.
     9. Discoveries. The Executive covenants and agrees that he will fully inform the Company of and disclose to the Company all inventions, designs, improvements, discoveries, and processes (“Discoveries”) that he has now or may hereafter have during his employment with the Company and that pertain or relate to the business of the Company or to any experimental work, products, services, or processes of the Company in progress or planned for the future, whether conceived by the Executive alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Company assets. All such Discoveries shall be the exclusive property of the Company whether or not patent or trademark applications are filed thereon. The Executive shall assist the Company, at any time during or after his employment, in obtaining patents and other intellectual property protection on all such Discoveries deemed patentable or otherwise protectable by the Company and shall execute all documents and do all things necessary to obtain letters patent, vest the Company with full and exclusive title thereto, and protect the same against infringement by others, all at the expense of the Company. If such assistance takes place after his employment is terminated, the Executive shall be paid by the Company for any time actually spent in rendering such assistance at the request of the Company at an hourly rate equivalent to fifty percent (50%) of the Executive’s Base Salary as in effect on the date of termination of his employment divided by 2500.
     10. Non-Competition. The Executive covenants and agrees that during the period of his employment, and for a period of two (2) years following the effective date of the termination of his employment for any reason, he shall not, without the prior written consent of the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, member, manager or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than three percent 3% of any class of outstanding securities), membership, affiliation, association, or in any other representative or individual capacity, engage in or render, or agree to engage in or render, any services to any Competing Business. For purposes of this Agreement, “Competing Business” shall mean any business in North America that (a) is engaged in the family or casual dining restaurant industry; (b) offers products that compete with products offered by the Company or any of its affiliates; (c) offers products that compete with products the Company or its affiliates have taken substantial steps toward launching during the Executive’s employment with the Company; or (d) is engaged in a line of business that competes with any line of business that the Company or its affiliates enter into, or have taken substantial steps to enter into, during the Executive’s employment with the Company. During the two-year period following the Executive’s separation from employment with the Company, the Executive may request, in writing, the approval of the Board to provide services to a Competing Business in a capacity that is unrelated to the business and products of the Company and its affiliates and that will not result in the unauthorized use or disclosure of trade secrets and confidential information to which the Executive had access by virtue of his employment with the Company. The Executive agrees to provide any information the Board deems necessary to make this determination, and the Board shall not unreasonably withhold its approval.
     11. Non-Solicitation. The Executive agrees that during the period of his employment, and for a period of two (2) years following the effective date of the termination of the Executive’s employment for any reason, he will not, either directly or indirectly, for himself or for any third party, except as otherwise agreed to in writing by the Board, employ or hire any other person who is then employed by the Company, or solicit, induce, recruit, or cause any other person who is then employed by the Company to terminate his/her employment for the purpose of joining, associating, or becoming employed with any other business or activity.
     12. Cooperation.
          a. The Executive agrees that during the period of his employment he will consult with, supply information to, and otherwise cooperate with the Company or any of its affiliates after having been requested to do so.
          b. Both during the Term of this Agreement and thereafter, the Executive covenants and agrees that he will not disparage the Company or any of its affiliates.
     13. Remedies for Breach of Covenants of the Executive.
          a. The Company and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 8, 9, 10, 11 and 12 are reasonable in content and scope and are given by the Executive for adequate consideration. The Company and the Executive further acknowledge and agree that if any court of competent jurisdiction or other appropriate authority disagrees with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise amend the foregoing covenants to the extent permitted by law and in accordance with Section 19(b).
          b. The covenants set forth in Sections 8 and 12(b) of this Agreement shall continue to be binding upon the Executive notwithstanding the termination of his employment with the Company for any reason whatsoever, and the covenants set forth in Sections 9, 10 and 11 of this Agreement shall continue to be binding upon the Executive following the termination of his employment with the Company for any reason whatsoever as provided therein. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Company of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief and specific performance shall be available to prevent the breach, or any threatened breach, thereof.
     14. Termination of Employment. Any reference to the Executive’s “Separation from Service” or “Separate from Service” shall have the same meaning as provided in Treasury Regulation section 1.409A-1(h). The Executive’s employment with the Company may be terminated as follows:

          a. Death of the Executive. The Executive’s employment hereunder will terminate upon his death, and the Executive’s beneficiary (as designated by the Executive in writing with the Company prior to his death) will be entitled to the following payments and benefits:
               i. Any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed — all, as of the date of termination of employment; and
               ii. Any rights and benefits (if any) provided under plans and programs of the Company in which the Executive was participating immediately prior to his death, determined in accordance with the applicable terms and provisions of such plans and programs.
     In the absence of a beneficiary designation by the Executive, or if the Executive’s designated beneficiary does not survive him, payments and benefits described in this subparagraph will be paid to the Executive’s estate. All payments due under Section 14(a)(i) shall be made within thirty (30) days after the date of the Executive’s death.
          b. Disability. The Executive’s employment hereunder may be terminated by the Company in the event of his Disability upon not less than thirty (30) days prior written notice to the Executive. For purposes of this Agreement, “Disability” or “Disabled” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. During any period that the Executive fails to perform his duties hereunder as a result of a Disability (“Disability Period”), the Executive will continue to receive his Base Salary at the rate then in effect for such period commencing on the date the Executive is determined to be Disabled until his employment is terminated pursuant to this subparagraph; provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive under any disability benefit plan, with any such offset being made in accordance with Treasury Regulation section 1.409A-3(i)(1)(ii). In the event that the Company elects to terminate the Executive’s employment pursuant to this subparagraph, the Executive will be entitled to the following payments and benefits:
               i. Any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed — all, as of the date of termination of employment;
               ii. Any rights and benefits (if any) provided under plans and programs of the Company in which the Executive was participating immediately prior to the time he became Disabled, determined in accordance with the applicable terms and provisions of such plans and programs; and

               iii. An amount equal to the pro-rated Bonus for the then-current fiscal year based on the achievement of the applicable performance goals for such fiscal year (without pro-ration of such performance goals) and as approved by the Compensation Committee, which Bonus shall be paid at the same time payments for that fiscal year are made to other participants, is intended to be paid within the short-term deferral period as defined in Code Section 409A and shall be pro-rated based on the number of calendar days the Executive was employed during the fiscal year.
     Any payments of Base Salary during the Disability Period shall be made in accordance with the payroll procedures described in Section 5(a)(i) of this Agreement. Any payments due under Section 14(b)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.
          c. Termination of Employment for Cause. The Company may terminate the Executive’s employment at any time for “Cause” if such Cause is determined by the Board. For purposes of this Agreement, the following shall constitute “Cause”:
               i. The Executive is convicted of — or pleads no contest/nolo contendere to — any felony or any other serious criminal offense;
               ii. The Executive breaches any material provision of this Agreement (other than as related to Sections 8, 9, 10, 11 and 12, which is covered by Section 14(c)(iii) below), or habitually neglects to perform his duties under this Agreement (other than for reasons related to Disability) and such breach or neglect is not corrected in the Company’s good faith belief within ten (10) business days after receipt of written notice on behalf of the Board;
               iii. The Executive breaches any provision of Section 8, 9, 10, 11 or 12, and such breach is not corrected in the Company’s good faith belief within five (5) business days after receipt of written notice on behalf of the Board;
               iv. The Company reasonably determines that the Executive has intentionally acted in material violation of any applicable local, state or federal law relating to discrimination or harassment;
               v. The Executive engages in any inappropriate relationship (romantic, sexual, or otherwise) with an employee, customer, or supplier of the Company, or misuses or abuses Company property and/or resources;
               vi. The Executive violates the Company’s Code of Conduct or any other material Company policy applicable to senior executives of the Company; or
               vii. The Executive acts, without Board direction or approval, in an intentionally reckless manner (but not mere unsatisfactory performance) that is materially injurious to the financial condition of the Company.
     In the event that the Company terminates the Executive’s employment for Cause, the Executive will be entitled to the following payments and benefits:

                    A. Any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed — all, as of the date of termination of employment; and
                    B. Any rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.
     All payments due under Section 14(c)(A) shall be made within thirty (30) days after the date of the Executive’s termination of employment.
          d. Termination Without Cause. The Company may terminate the Executive’s employment for any reason upon fourteen (14) days prior written notice to the Executive. If the Executive’s employment is involuntarily terminated by the Company for any reason other than the reasons set forth in paragraphs (a), (b) or (c) of this Section 14, the Executive will be entitled to the following payments and benefits:
               i. Any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed — all as of the date of termination of employment and all payments due under this Section 14(d)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment;
               ii. Any rights and benefits (if any) provided under plans and programs of the Company in which the Executive was participating at the time of the termination of his employment, determined in accordance with the applicable terms and provisions of such plans and programs;
               iii. Any prior year earned, but unpaid Bonus, which shall be paid in accordance with the terms and provisions of the applicable plan or program;
               iv. Continuation of the Executive’s Base Salary, as in effect on the date of his Separation from Service, for a period of twenty-four (24) months commencing on the date of his Separation from Service; provided, that these payments will be made in equal monthly payments over such twenty-four (24) month period and each installment payment provided for in this Section 14(d)(iv) is a separate “payment” within the meaning of Treasury Regulation section 1.409A-2(b)(2)(i);
               v. An amount equal to the pro-rated Bonus for the then-current fiscal year based on the achievement of the applicable performance goals for such fiscal year (without pro-ration of such performance goals) and as approved by the Compensation Committee, which bonus shall be paid at the same time payments for that fiscal year are made to other participants, is intended to be paid within the short-term deferral period as defined in Code Section 409A and shall be pro-rated based on the number of calendar days the Executive was employed during the fiscal year;

               vi. The payment by the Company directly to the carrier for the cost of premiums, and related administrative fees, for group health (medical, dental and/or vision) continuation coverage for the Executive and the Executive’s eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended from time to time for the same level of benefits as in effect immediately prior to the Executive’s termination of employment, which shall commence on the date that the Executive Separates from Service and continue for a period equal to the lesser of (A) twenty-four (24) months, or (B) the date the Executive and the Executive’s eligible dependents are no longer eligible to receive continuation coverage pursuant to COBRA (the “COBRA Coverage”). In order to receive the COBRA Coverage, the Executive must timely elect COBRA Coverage within the required time period; and
               vii. The payment by the Company for all Company-sponsored life insurance programs in which the Executive was participating or covered immediately before termination for twenty-four (24) months following the date of his Separation from Service.
          e. Voluntary Termination by the Executive. The Executive may resign and terminate his employment with the Company for any reason whatsoever upon not less than sixty (60) days prior written notice to the Company. In the event that the Executive terminates his employment voluntarily pursuant to this Section 14(e), the Executive will be entitled to the following payments and benefits:
               i. Any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed — all, as of the date of termination of employment; and
               ii. Any rights and benefits (if any) provided under plans and programs of the Company in which the Executive was participating at the time of the termination of his employment, determined in accordance with the applicable terms and provisions of such plans and programs.
     All payments due under Section 14(e)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.
          f. Good Reason Termination. The Executive may resign and terminate his employment with the Company for “Good Reason.” The Executive shall have “Good Reason” to effect a termination of his employment if without his consent the Company (i) materially reduces the Executive’s base compensation, except for a reduction that generally applies to executive officers, (ii) requires the Executive to relocate more than 50 miles from the greater Columbus, Ohio area, or (iii) diminishes the functional responsibilities of the Executive in a substantial and negative manner; all provided the Executive (A) has given written notice to the Board as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Executive alleges the condition giving rise to such Good Reason initially occurs and the Company has failed to provide a reasonable cure within thirty (30) business days after its receipt of such notice and (B) terminates his employment within ninety (90) days of the time in which the condition giving rise to such Good Reason initially occurs.

     In the event that the Executive terminates his employment for Good Reason pursuant to this Section 14(f), the Executive will be entitled to the payments and benefits described in Section 14(d).
          g. Benefit Plans/Offset. In the event of any termination of the Executive’s employment, whether by the Executive or the Company and for any reason, participation by the Executive in all compensation and benefit plans of the Company will cease upon the effective termination date and all unvested bonuses, equity awards and other like items will immediately lapse, except as otherwise provided in applicable Company plans or hereunder. In the event of the Executive’s termination of employment, all amounts owed by the Executive to the Company for any reasons whatsoever will become immediately due and payable. The Company will have the right, in its discretion, to collect any or all such amounts by offset against any amounts due to the Executive from the Company whether or not under this Agreement; provided that such offset complies with the requirements of Code Section 409A. Notwithstanding the foregoing, any such offset that would have the effect (directly or indirectly) of accelerating amounts due to the Executive under this Agreement that are subject to Code Section 409A must meet the following requirements: (i) such offset must relate to a debt that was incurred in the ordinary course of the service relationship between the Company and the Executive; (ii) the entire amount of reduction in any of the Executive’s taxable years may not exceed $5,000; and (iii) the offset must be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Executive. In addition, except as specifically provided for herein, the payments provided for in Section 14 of this Agreement are in lieu of and supercede any severance or termination benefits to which the Executive might otherwise be entitled, and there will be no duplication of payments or benefits made under this Agreement and any other agreement with, or plan, policy, or program maintained by, the Company.
          h. Certain Delays in Payment if the Executive is a Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i) and as determined under the Company’s policy for determining specified employees) on the date of his Separation from Service and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Code Section 409A(a)(2)(B)(i), then such payment or benefit, as the case may be, shall not be paid or provided for (or begin to be paid or provided for) until the first business day of the seventh month following the date of the Executive’s Separation from Service (or, if earlier, the date of the Executive’s death). The first payment that can be made to the Executive following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided for during such postponement period due to the application of Code Section 409A(a)(2)(B)(i).
          i. Conditions to Payment and Benefits. Except as required under applicable law, the obligation of the Company to make payments (other than Base Salary earned by the Executive prior to his separation from employment and payment for any earned but unused vacation) and to provide other benefits to the Executive after his termination of employment under Section 14 is expressly conditioned on (i) the Executive’s timely execution, without revocation, of a release of claims in a form satisfactory to the Company and (ii) the Executive’s continued full performance of his obligations under Sections 8, 9, 10, 11, 12 and 13 to the extent that such sections survive the Executive’s termination of employment as provided thereunder.
     15. Termination and Change in Control Agreement. The Executive and the Company have entered into an amended and restated Change in Control Agreement, effective December 24, 2008 (the “Change in Control Agreement”). If an event or a series of related events entitle the Executive to payments under both this Agreement and the Change in Control Agreement, the Executive will be entitled to the payments due under the Change in Control Agreement reduced by the amounts (if any) received under this Agreement before the payments become due under the Change in Control Agreement and no further payments will be due under this Agreement.
     16. Arbitration of Disputes. Except for disputes and claims arising out of or relating to Sections 8 through 13, disputes or controversies arising out of or relating to this Agreement, including the basis on which the Executive is terminated, will be resolved by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator will be final, conclusive and non-appealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Company and the Executive. If the Executive and the Company fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. Any arbitration relating to this Agreement will be held in Columbus, Ohio. The Company will pay (or reimburse the Executive) for arbitration filing fees, but the Company and the Executive will each bear its/his other fees and expenses incurred in connection with the arbitration proceedings unless otherwise awarded by the arbitrator[s]. With respect to any payment or reimbursement by the Company of arbitration filing fees, (a) any such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year of the Executive in which the expense was incurred, (b) the amount of the fees eligible for payment or reimbursement during any taxable year of the Executive may not affect the expenses eligible for reimbursement or payment in any other taxable year, and (c) the right to payment or reimbursement of such fees may not be subject to liquidation or exchange for any other benefit.
     17. Representation and Warranty. The Executive represents and warrants to the Company that no existing covenant, restriction, or other obligation restricts or limits in any way the Executive’s ability to enter into this Agreement and to perform his duties hereunder.
     18. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

          a. If to the Company:
Bob Evans Farms, Inc.
3776 S. High Street
Columbus, Ohio 43207
Attn: General Counsel — Legal Department
          b. If to the Executive, to the address on file with the Company.
Either party may change its address for notice by giving notice in accordance with the terms of this Section 18.
     19. General Provisions.
          a. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
          b. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.
          c. Entire Agreement. The Company’s Executive Compensation Recoupment Policy (the “Recoupment Policy”) shall apply to this Agreement. This Agreement, the Recoupment Policy, the Change in Control Agreement and any governing award agreements, grant notices, and plan documents referenced herein together set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.
          d. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Company.
          e. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

          f. Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph, or provision of this Agreement.
          g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
          h. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.
     THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

EXECUTIVE:	BOB EVANS FARMS, INC.

/s/Steven A. Davis Steven A. Davis	By:	/s/Michael J. Gasser Michael J. Gasser
Lead Independent Director

	By:	/s/Paul S. Williams Paul S. Williams
Chairman, Compensation Committee
of the Board of Directors

APPENDIX A
CEO Long-Term Performance-Based Incentive Award Program — Conditions for the Five-Year Performance Period
Please refer to Exhibit 10.4 to Bob Evans Farms, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 24, 2009 (File No. 0-1667)

APPENDIX B
CEO Long-Term Performance-Based Incentive Award Program — Fiscal Year Performance Share Award Agreement
Please refer to Exhibit 10.5 to Bob Evans Farms, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 24, 2009 (File No. 0-1667)